URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

NEWS RELEASE

URANIUM 308 CORP. CORPORATE UPDATE

CHRISTOPHER METCALF AND MARTIN SHEN NAMED AS DIRECTORS

November 30, 2007

Las Vegas, Nevada - Uranium 308 Corp. (OTCBB: URCO) (the “Company”) is pleased to announce that Christopher Metcalf and Martin Shen have been named as directors.

Mr. Metcalf is currently the President of Altitude Funds LLC, and Vice President of GF Private Equity Group LLC. He has held a variety of senior positions in financial management an investment firms, including Vice President of the Graystone Research Group in Morgan Stanley, and Vice President of Private Equity at KMV Capital LLC, Vice President and Senior Financial Analyst at Charles Schwab Family Private Equity Fund. Mr. Metcalf holds degrees from the University of Chicago (MBA with Honors), and the University of Virginia (JD and Bachelor of Science in Commerce).

Mr. Shen is currently Controller and Chief Financial Officer of R. Wales and Son,
a private Canadian manufacturer engaged in refurbishing mining equipment parts for local and international mines. A Certified Public Accountant (Colorado) with special expertise in international accounting and taxation, he has held multiple positions in PriceWaterhouseCoopers’ (PCW) Vancouver, Hong Kong and Singapore offices, serving variously as Tax Manager, Senior Accountant and Senior Associate. In addition to holding a B.Sc. from the University of British Columbia, Mr. Shen has extensive tax training, including US Intermediate Tax Training (PwC, Tampa, Florida); US Tax Technical Training (PwC, Charleston, South Carolina); and Asia Region Tax Technical Training (Singapore).

“The participation of Mr. Metcalf and Mr. Shen as directors in guiding Uranium 308 Corp. will significantly strengthen our prospects for continued success,” said Company CEO and Director Dennis Tan. “Their collective expertise and international relationships in finance, equity markets, accounting and taxation will be invaluable.”

About Uranium 308 Corp.

Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp.’s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com

For more information, please contact: Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.